Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors) (513) 534-8424 Laura Wehby (Investors) (513) 534-7407 Debra DeCourcy, APR (Media) (513) 534-4153	FOR IMMEDIATE RELEASE April 18, 2013

FIFTH THIRD ANNOUNCES FIRST QUARTER 2013 NET INCOME TO COMMON SHAREHOLDERS OF $413 MILLION OR $0.46 PER SHARE

•

1Q13 net income available to common shareholders of $413 million, or $0.46 per diluted common share, vs. $390 million or $0.43 per share in 4Q12, up 7% and $421 million or $0.45 per share in 1Q12, up 2%

•	1Q13 results included a benefit of $34 million pre-tax (~$22 million after-tax, or ~$0.02 per share) on the valuation of the warrant Fifth Third holds in Vantiv

•

Significant items in 4Q12 included a positive net pre-tax impact related to Vantiv shares and warrants of $138 million (~$90 million after tax, or ~$0.10 per share) and pre-tax expense for FHLB debt extinguishment of $134 million (~$87 million after-tax, or ~$0.09 per share); significant 1Q12 items included a positive net pre-tax impact related to Vantiv shares and warrants of $127 million (~$83 million after-tax, or ~$0.09 per share)

•	Excluding these items, earnings per diluted common share of $0.44^ increased $0.08, or 22%, from 1Q12

•	1Q13 return on assets (ROA) of 1.41%; return on average common equity of 12.5%; return on average tangible common equity** of 15.4%

•	Pre-provision net revenue (PPNR)** of $653 million in 1Q13

•

Net interest income (FTE) of $893 million, down 1% sequentially due primarily to lower day count; net interest margin 3.42%; average portfolio loans up 2% sequentially driven by 6% sequential growth in C&I loans

•

Noninterest income of $743 million included $34 million gain on Vantiv warrant and $17 million in investment securities gains; compared with $880 million in prior quarter which included net gains of $138 million related to Vantiv shares and warrant

•	Noninterest expense of $978 million, down 16% from 4Q12 which included FHLB debt termination charge

•

1Q13 effective tax rate of 30.4% compared with 26.8% in 4Q12 and 28.6% in 1Q12; 1Q13 income taxes included seasonal increase of $12 million related to expiration of stock options; 4Q12 income taxes included $10 million benefit from the termination of certain leases

•	Credit trends remain favorable

•

1Q13 net charge-offs of $133 million (0.63% of loans and leases) vs. 4Q12 NCOs of $147 million and 1Q12 NCOs of $220 million; lowest NCO level since 2Q07; 1Q13 provision expense of $62 million compared with 4Q12 provision of $76 million and 1Q12 provision of $91 million

•

Loan loss allowance decreased $71 million sequentially reflecting continued improvement in credit trends; allowance to loan ratio of 2.08%, 147% of nonperforming assets, 187% of nonperforming loans and leases, and 3.3 times 1Q13 annualized net charge-offs

•

Total nonperforming assets (NPAs) of $1.2 billion including loans held-for-sale (HFS) declined $86 million, or 7%, sequentially; portfolio NPA ratio of 1.41% down 8 bps from 4Q12, NPL ratio of 1.11% down 8 bps from 4Q12

•	Total delinquencies (includes loans 30-89 days past due and over 90 days past due) at lowest levels since 1Q01

•	Strong capital ratios*

•	Tier 1 common ratio 9.70%**, up 19 bps sequentially (Basel III pro forma estimate of ~8.9%)

•	Tier 1 capital ratio 10.83%, Total capital ratio 14.35%, Leverage ratio 10.03%

•	Tangible common equity ratio** of 9.03% excluding unrealized gains/losses; 9.28% including them

•

Repurchased ~8 million common shares in 1Q13; average share count reduced by 14 million shares including impact from 4Q12 and 1Q13 share repurchases; new 100 million share repurchase authorization in March

•	Book value per share of $15.42; tangible book value per share** of $12.62 up 2% from 4Q12 and 8% from 1Q12

*	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of the three draft Federal Register notices proposing enhancements to regulatory capital requirements published in June 2012. The actual impact to the Bancorp’s Tier I common equity ratio may change significantly due to revisions to the agencies’ final rules. See pp.15-16 for more information.
**	Non-GAAP measure; see Reg. G reconciliation on page 33.
^	Non-GAAP measure. This measure has been included herein to facilitate a greater understanding of the Bancorp’s financial condition.

Fifth Third Bancorp (Nasdaq: FITB) today reported first quarter 2013 net income of $422 million, compared with net income of $399 million in the fourth quarter of 2012 and net income of $430 million in the first quarter of 2012. After preferred dividends, first quarter 2013 net income available to common shareholders was $413 million, or $0.46 per diluted share, compared with fourth quarter net income of $390 million, or $0.43 per diluted share, and net income of $421 million, or $0.45 per diluted share, in the first quarter of 2012.

First quarter 2013 noninterest income results included a $34 million positive valuation adjustment on the Vantiv warrant; a $7 million gain on the sale of certain Fifth Third Asset Management (FTAM) advisory contracts; and a $7 million charge related to the valuation of the Visa total return swap. Net gains on investment securities were $17 million. First quarter 2013 noninterest expense results included a $9 million benefit from the sale of affordable housing investments and $9 million in charges to increase litigation reserves. First quarter income tax expense was higher by $12 million due to the seasonal expiration of employee stock options.

Fourth quarter 2012 noninterest income included a $157 million gain on the sale of Vantiv shares; a $19 million negative valuation adjustment on the Vantiv warrant; and a $15 million charge related to the valuation of the Visa total return swap. Net gains on investment securities were $2 million. Fourth quarter noninterest expense included $134 million of debt extinguishment costs associated with the termination of Federal Home Loan Bank (FHLB) debt and $13 million in charges to increase litigation reserves. Results also included an additional $29 million of charges to increase the mortgage representation and warranty reserve due to new Freddie Mac guidance for potential 2004-2006 repurchase claims. Fourth quarter 2012 taxes were reduced by approximately $10 million due to the termination of certain leases.

First quarter 2012 results included $115 million in pre-tax gains on the initial public offering of Vantiv, Inc., $46 million in positive valuation adjustments on the Vantiv warrant and put option, as well as $34 million of charges recorded in equity method earnings in other noninterest income related to Vantiv’s bank debt refinancing and debt termination charges. First quarter 2012 results also included $23 million in income from an agreement reached on certain outstanding disputes for non-income tax related assessments in noninterest expense; a $19 million charge to noninterest income related to the Visa total return swap, additions to litigation reserves of $13 million, debt termination charges of $9 million, and severance expense of $6 million. Net gains on investment securities were $9 million.

Earnings Highlights

	For the Three Months Ended					% Change
	March	December	September	June	March
	2013	2012	2012	2012	2012	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$422	$399	$363	$385	$430	6%	(2%)
Net income available to common shareholders	$413	$390	$354	$376	$421	6%	(2%)

Common Share Data
Earnings per share, basic	0.47	0.44	0.39	0.41	0.46	7%	2%
Earnings per share, diluted	0.46	0.43	0.38	0.40	0.45	7%	2%
Cash dividends per common share	0.11	0.10	0.10	0.08	0.08	10%	38%

Financial Ratios
Return on average assets	1.41%	1.33%	1.23%	1.32%	1.49%	6%	(5%)
Return on average common equity	12.5	11.5	10.4	11.4	13.1	9%	(4%)
Return on average tangible common equity	15.4	14.1	12.8	14.1	16.2	9%	(5%)
Tier I capital	10.83	10.65	10.85	12.31	12.20	2%	(11%)
Tier I common equity	9.70	9.51	9.67	9.77	9.64	2%	1%
Net interest margin(a)	3.42	3.49	3.56	3.56	3.61	(2%)	(5%)
Efficiency(a)	59.8	65.2	63.7	59.4	58.3	(8%)	3%
Common shares outstanding (in thousands)	874,645	882,152	897,467	918,913	920,056	(1%)	(5%)
Average common shares outstanding
(in thousands):
Basic	870,923	884,676	904,475	913,541	915,226	(2%)	(5%)
Diluted	913,163	925,585	944,821	954,622	957,416	(1%)	(5%)

(a)	Presented on a fully taxable equivalent basis

The percentages in all of the tables in this earning release are calculated on actual dollar amounts not the rounded dollar amounts.

“First quarter earnings results demonstrated continued strong momentum for Fifth Third,” said Kevin Kabat, CEO of Fifth Third Bancorp. “Net income to common shareholders of $413 million was among the best results in company history. Return on average assets was 1.41 percent and return on average tangible common equity* was 15.4 percent.

“Loan growth remained strong and net interest income results were higher than expected. Average loans increased 2 percent sequentially, driven by 4 percent growth in average commercial loans with continued strength in C&I lending, up 6 percent from the fourth quarter. Residential mortgage lending also remained strong. Fee income results were solid despite the negative effects of seasonality in the first quarter.

“Credit trends continued to be favorable, with net charge-offs declining 10 percent, to 0.63 percent of average loans and leases, the lowest level since the second quarter of 2007. Nonperforming assets declined 7 percent. Loan loss reserve levels and coverage ratios remain strong at 2.08 percent of loans and 187 percent of nonperforming portfolio loans.

“We completed our repurchase activity related to our 2012 capital plan in early April. Total repurchases in 2012 and the first quarter of 2013 were 50 million shares, including those related to after-tax gains on the sale of Vantiv shares. Period end shares have declined 5 percent since year-end 2011. Despite these actions, our strong common equity capital ratios have increased 35 basis points over this period. Additionally, in March, we announced a 10 percent increase in the

*	Non-GAAP measure; see Reg. G reconciliation on page 33.

quarterly common stock dividend, to $0.11. Given our capacity for internal capital generation, we would expect to continue to return capital to shareholders in a responsible manner, absent unforeseen developments.”

Income Statement Highlights

	For the Three Months Ended					% Change
	March	December	September	June	March
	2013	2012	2012	2012	2012	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$893	$903	$907	$899	$903	(1%)	(1%)
Provision for loan and lease losses	62	76	65	71	91	(18%)	(31%)
Total noninterest income	743	880	671	678	769	(16%)	(3%)
Total noninterest expense	978	1,163	1,006	937	973	(16%)	—

Income before income taxes (taxable equivalent)	596	544	507	569	608	10%	(2%)

Taxable equivalent adjustment	5	4	4	4	5	4%	1%
Applicable income taxes	179	144	139	180	173	24%	4%

Net income	412	396	364	385	430	4%	(4%)
Less: Net income attributable to noncontrolling interest	(10)	(3)	1	—	—	NM	NM

Net income attributable to Bancorp	422	399	363	385	430	6%	(2%)
Dividends on preferred stock	9	9	9	9	9	—	—

Net income available to common shareholders	413	390	354	376	421	6%	(2%)

Earnings per share, diluted	$0.46	$0.43	$0.38	$0.40	$0.45	7%	2%

Net Interest Income

	For the Three Months Ended					% Change
	March 2013	December 2012	September 2012	June 2012	March 2012	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,000	$1,020	$1,027	$1,031	$1,045	(2%)	(4%)
Total interest expense	107	117	120	132	142	(8%)	(25%)

Net interest income (taxable equivalent)	$893	$903	$907	$899	$903	(1%)	(1%)

Average Yield
Yield on interest-earning assets (taxable equivalent)	3.84%	3.94%	4.03%	4.08%	4.18%	(3%)	(8%)
Yield on interest-bearing liabilities	0.59%	0.65%	0.67%	0.73%	0.79%	(10%)	(26%)
Net interest rate spread (taxable equivalent)	3.25%	3.29%	3.36%	3.35%	3.39%	(1%)	(4%)

Net interest margin (taxable equivalent)	3.42%	3.49%	3.56%	3.56%	3.61%	(2%)	(5%)

Average Balances ($ in millions)
Loans and leases, including held for sale	$88,880	$86,180	$84,829	$84,508	$83,757	3%	6%
Total securities and other short-term investments	16,846	16,765	16,588	17,168	16,735	—	1%
Total interest-earning assets	105,726	102,945	101,417	101,676	100,492	3%	5%
Total interest-bearing liabilities	74,038	71,420	72,026	73,162	72,219	4%	3%
Bancorp shareholders’ equity	13,779	13,855	13,887	13,628	13,366	(1%)	3%

Net interest income of $893 million on a fully taxable equivalent basis decreased $10 million from the fourth quarter and reflected a $12 million decrease due to lower day count in the first quarter. Excluding the impact of day count, the benefit of loan growth partially offset the effect of loan repricing and lower reinvestment rates on the securities portfolio. Net interest income also benefited from a decline in interest expense driven by a reduction in long-term debt expense reflecting the full quarter impact of the FHLB debt termination in the fourth quarter of approximately $9 million.

The net interest margin was 3.42 percent, a decrease of 7 bps from 3.49 percent in the previous quarter. The decline in net interest margin was primarily driven by lower loan and securities yields and was partially offset by the benefit of 3 bps from the full quarter impact of the FHLB debt termination in the fourth quarter and 2 bps from the effect of lower day count in the first quarter.

Compared with the first quarter of 2012, net interest income decreased $10 million and the net interest margin decreased 19 bps, driven by lower asset yields partially offset by higher average loan balances, lower long-term debt expense, run-off in higher-priced CDs and mix shift to lower cost deposit products.

Securities

Average securities and other short-term investments were $16.8 billion in the first quarter of 2013 compared with $16.8 billion in the previous quarter and $16.7 billion in the first quarter of 2012.

Loans

	For the Three Months Ended					% Change
	March 2013	December 2012	September 2012	June 2012	March 2012	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$36,395	$34,301	$33,111	$32,734	$31,371	6%	16%
Commercial mortgage	8,965	9,193	9,567	9,810	10,007	(2%)	(10%)
Commercial construction	695	686	742	873	992	1%	(30%)
Commercial leases	3,556	3,509	3,481	3,469	3,543	1%	—

Subtotal—commercial loans and leases	49,611	47,689	46,901	46,886	45,913	4%	8%

Consumer:
Residential mortgage loans	12,096	11,846	11,578	11,274	10,828	2%	12%
Home equity	9,872	10,129	10,312	10,430	10,606	(3%)	(7%)
Automobile loans	11,961	11,944	11,812	11,755	11,882	—	1%
Credit card	2,069	2,029	1,971	1,915	1,926	2%	7%
Other consumer loans and leases	294	306	314	326	345	(4%)	(15%)

Subtotal—consumer loans and leases	36,292	36,254	35,987	35,700	35,587	—	2%

Total average loans and leases (excluding held for sale)	$85,903	$83,943	$82,888	$82,586	$81,500	2%	5%
Average loans held for sale	2,977	2,237	1,941	1,922	2,257	33%	32%

Average loan and lease balances (excluding loans held-for-sale) increased $2.0 billion, or 2 percent, sequentially and increased $4.4 billion, or 5 percent, from the first quarter of 2012. Period end loan and lease balances (excluding loans held-for-sale) decreased $106 million sequentially and increased $3.6 billion, or 4 percent, from a year ago. These comparisons reflect the securitization of $500 million of auto loans in March 2013. This reduced average portfolio loans for the quarter by $169 million.

Average commercial portfolio loan and lease balances were up $1.9 billion, or 4 percent, sequentially and increased $3.7 billion, or 8 percent, from the first quarter of 2012. Average C&I loans increased 6 percent sequentially and 16 percent compared with the first quarter of 2012. Average commercial mortgage and commercial construction loan balances combined declined 2 percent sequentially and 12 percent from the same period in the previous year. Commercial line usage, on an end of period basis, was 31 percent of committed lines in the first quarter of 2013 compared with 31 percent in the fourth quarter of 2012 and 32 percent in the first quarter of 2012.

Average consumer portfolio loan and lease balances were flat sequentially and increased $705 million, or 2 percent, from the first quarter of 2012. During the quarter, $500 million in auto loans were reclassified to held-for-sale in anticipation of their securitization and sale, which took place at the end of March. This reduced average portfolio loans for the quarter by $169 million. Including that effect, average auto loans were flat sequentially and increased 1 percent from the first quarter of 2012 due to increased originations. Average residential mortgage loans increased 2 percent sequentially and 12 percent from a year ago, reflecting the continued retention of certain shorter term residential mortgage loans. Home equity loan balances declined 3 percent sequentially and 7 percent year-over-year due to lower demand and production.

Average loans held-for-sale balance growth was primarily driven by higher residential mortgage held-for-sale balances as well as auto loans that were moved to held-for-sale prior to being securitized and sold at the end of March. Average loans held-for-sale balances of $3.0 billion increased $740 million sequentially, reflecting a $588 million increase in residential mortgage loans and a $135 million increase in auto loans, and increased $720 million compared with the first quarter of 2012. Period end loans held-for-sale of $2.7 billion decreased $248 million from the previous quarter and increased $1.1 billion from the first quarter of 2012 reflecting fluctuations in residential mortgage held-for-sale balances.

Deposits

	For the Three Months Ended					% Change
	March 2013	December 2012	September 2012	June 2012	March 2012	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$28,565	$29,223	$27,127	$26,351	$26,063	(2%)	10%
Interest checking	23,763	23,556	22,967	23,548	22,308	1%	7%
Savings	19,576	20,216	21,283	22,143	21,944	(3%)	(11%)
Money market	7,932	6,026	4,776	4,258	4,543	32%	75%
Foreign office (a)	1,102	1,174	1,345	1,321	2,277	(6%)	(52%)

Subtotal—Transaction deposits	80,938	80,195	77,498	77,621	77,135	1%	5%
Other time	3,982	4,094	4,224	4,359	4,551	(3%)	(13%)

Subtotal—Core deposits	84,920	84,289	81,722	81,980	81,686	1%	4%
Certificates—$100,000 and over	4,017	3,084	3,016	3,130	3,178	30%	26%
Other	40	32	32	23	19	25%	NM

Total deposits	$88,977	$87,405	$84,770	$85,133	$84,883	2%	5%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased $631 million, or 1 percent, sequentially and increased $3.2 billion, or 4 percent, from the first quarter of 2012. Average transaction deposits, which are included in core deposits, increased $743 million, or 1 percent, from the fourth quarter of 2012 primarily driven by higher money market and interest checking balances, partially offset by lower demand deposits, and savings balances. Year-over-year transaction deposits increased $3.8 billion, or 5 percent, driven by higher money market, demand deposits, and interest checking balances, partially offset by lower savings and foreign office balances. Other time deposits, primarily CDs, decreased 3 percent sequentially and 13 percent compared with the first quarter of 2012.

Commercial average transaction deposits decreased 2 percent sequentially and increased 3 percent from the previous year. Sequential performance reflected lower demand deposit balances due to seasonality and migration to interest checking balances. Year-over-year growth was primarily driven by higher inflows to interest checking, demand deposit and money market account balances, partially offset by lower foreign office balances. Average public funds balances were $5.5 billion compared with $5.0 billion in the fourth quarter of 2012 and $6.2 billion in the first quarter of 2012.

Consumer average transaction deposits increased 4 percent sequentially and increased 7 percent from the first quarter of 2012. The sequential increase reflected seasonally higher money market and demand deposits, which were partially offset by lower interest checking and savings balances. Year-over-year growth was driven by increased money market, demand deposit, and interest checking balances partially offset by lower savings balances. Consumer CDs included in core deposits declined 3 percent sequentially, driven by customer reluctance to purchase CDs given the current low rate environment, and declined 13 percent year-over-year driven by maturities of higher-rate CDs.

Wholesale Funding

	For the Three Months Ended					% Change
	March	December	September	June	March
	2013	2012	2012	2012	2012	Seq	Yr/Yr
Average Wholesale Funding ($ in millions)
Certificates—$100,000 and over	$4,017	$3,084	$3,016	$3,130	$3,178	30%	26%
Other deposits	40	32	32	23	19	25%	NM
Federal funds purchased	691	794	664	408	370	(13%)	87%
Other short-term borrowings	5,429	4,553	4,856	4,303	3,261	19%	66%
Long-term debt	7,506	7,891	8,863	9,669	9,768	(5%)	(23%)

Total wholesale funding	$17,683	$16,354	$17,431	$17,533	$16,596	8%	7%

Average wholesale funding of $17.7 billion increased $1.3 billion, or 8 percent, sequentially and increased $1.1 billion, or 7 percent, from the first quarter of 2012. The sequential and year-over-year comparisons reflect the issuance of certificates $100,000 and over and higher short-term borrowings, primarily short-term FHLB borrowings, partially offset by a decrease in long-term debt balances. The reduction in average long-term debt balances reflects the full quarter impact of the $1.0 billion termination of FHLB debt in the fourth quarter partially offset by the partial quarter impact of the issuance of $1.3 billion in bank notes at the end of February 2013.

Noninterest Income

	For the Three Months Ended					% Change
	March	December	September	June	March
	2013	2012	2012	2012	2012	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$131	$134	$128	$130	$129	(3%)	1%
Corporate banking revenue	99	114	101	102	97	(13%)	2%
Mortgage banking net revenue	220	258	200	183	204	(15%)	7%
Investment advisory revenue	100	93	92	93	96	8%	4%
Card and processing revenue	65	66	65	64	59	(1%)	11%
Other noninterest income	109	215	78	103	175	(48%)	(37%)
Securities gains, net	17	2	2	3	9	NM	92%
Securities gains (losses), net—non-qualifying hedges on mortgage servicing rights	2	(2)	5	—	—	NM	NM

Total noninterest income	$743	$880	$671	$678	$769	(16%)	(3%)

NM: Not Meaningful

Noninterest income of $743 million decreased $137 million sequentially, or 16 percent, and decreased $26 million, or 3 percent, compared with prior year results. The sequential decrease was primarily driven by the $157 million gain from the sale of Vantiv shares in the fourth quarter, partially offset by Vantiv warrant valuation adjustments (gains of $34 million in the first quarter of 2013 versus losses of $19 million in the fourth quarter 2012). Otherwise, the sequential comparison reflected lower mortgage banking and corporate banking revenue. The year-over-year comparison primarily reflected the impact to first quarter 2012 results of $115 million in gains from Vantiv’s IPO, $34 million in charges recorded in equity method earnings related to Vantiv’s debt refinancing and related termination charges, and a $46 million positive valuation adjustment on the Vantiv warrant and put option.

First quarter 2013 results also included $7 million in gains on the sale of certain FTAM advisory contracts. Current quarter’s results also included a $7 million charge related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Negative valuation adjustments on this swap were $15 million in the fourth quarter of 2012 and $19 million in the first quarter of 2012. Excluding these items, the aforementioned Vantiv-related impacts, and investment securities gains in all periods, noninterest income of $692 million decreased $63 million, or 8 percent, from the previous quarter and increased $40 million, or 6 percent, from the first quarter of 2012.

Service charges on deposits of $131 million decreased 3 percent from the fourth quarter and increased 1 percent compared with the same quarter last year. Retail service charges decreased 6 percent sequentially due to seasonally lower consumer overdraft occurrences in the first quarter. Compared with the first quarter of 2012, retail service charges decreased 6 percent primarily due to changes in our overdraft policies during 2012. Commercial service charges decreased 1 percent sequentially but increased 6 percent from a year ago. The improved performance year-over-year was primarily due to pricing changes implemented during 2012.

Corporate banking revenue of $99 million decreased 13 percent from the fourth quarter of 2012 driven by lower syndication fees, business lending fees, and derivative fees, which benefited in the fourth quarter from higher activity in anticipation of changes to tax rules. Corporate banking revenue increased 2 percent from the same period last year driven by higher institutional sales and foreign exchange fees as a result of investments in our capital markets capabilities.

Mortgage banking net revenue was $220 million in the first quarter of 2013, a 15 percent decrease from the fourth quarter of 2012 and a 7 percent increase from the first quarter of 2012. First quarter 2013 originations were a record $7.4 billion, compared with $7.0 billion in the previous quarter and $6.4 billion in the first quarter of 2012. First quarter 2013 originations resulted in gains of $169 million on mortgages sold, compared with gains of $239 million during the previous quarter and $174 million during the first quarter of 2012. The decline from the prior quarter and prior year reflected lower gain on sale margins. Mortgage servicing fees this quarter were $61 million, compared with $64 million in the previous quarter and $61 million in the first quarter of 2012. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $10 million in the first quarter of 2013 (reflecting MSR amortization of $53 million and MSR valuation adjustments of positive $43 million); negative $45 million in the fourth quarter of 2012 (MSR amortization of $52 million and MSR valuation adjustments of positive $7 million); and negative $31 million in the first quarter of 2012 (MSR amortization of $46 million and MSR valuation adjustments of positive $15 million). The mortgage servicing asset, net of the valuation reserve, was $766 million at quarter end on a servicing portfolio of $65 billion.

Net gains on securities held as non-qualifying hedges for the MSR portfolio were $2 million in the first quarter of 2013, compared with net losses of $2 million in the fourth quarter of 2012 and no gains or losses in the first quarter of 2012.

Investment advisory revenue of $100 million increased 8 percent sequentially and increased 4 percent year-over-year. Sequential growth reflected higher tax-related private client services revenue, which is seasonally stronger in the first quarter, and an increase in brokerage fees resulting from increased production as well as improvement in equity and bond market values. The year-over-year increase was due to higher brokerage fees and private client services revenue partially offset by the absence of mutual fund fees largely due to the sale of certain Fifth Third funds in the third quarter of 2012.

Card and processing revenue of $65 million in the first quarter of 2013 decreased 1 percent sequentially and increased 11 percent from the first quarter of 2012. The sequential decrease reflected lower transactions volumes compared with seasonally strong fourth quarter volumes. The year-over-year increase reflected the impact of higher transaction volumes, higher levels of consumer spending, and new products.

Other noninterest income totaled $109 million in the first quarter of 2013, compared with $215 million in the previous quarter and $175 million in the first quarter of 2012. The sequential decrease was driven by the $157 million gain from the sale of Vantiv shares in the fourth quarter. The year-over-year comparison reflected $115 million in gains from Vantiv’s IPO and the $34 million charge recorded in equity method earnings related to Vantiv’s debt refinancing and related termination charges in the first quarter of 2012. First quarter 2013 results also included $7 million in gains on the sale of certain FTAM advisory contracts. Other noninterest income also includes effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For the quarters ending March 31, 2013, December 31, 2012, and March 31, 2012, the impact of warrant valuation adjustments were positive $34 million, negative $19 million, and positive $46 million, respectively, and changes in income related to the Visa total return swap were losses of $7 million, $15 million, and $19 million, respectively. Excluding the items detailed above, other noninterest income of $75 million decreased approximately $17 million from the previous quarter and increased approximately $8 million from the first quarter of 2012.

Net credit-related costs recognized in other noninterest income were $10 million in the first quarter of 2013 versus $13 million last quarter and $14 million in the first quarter of 2012. First quarter 2013 results included $2 million of net gains on sales of commercial loans held-for-sale and $1 million of fair value charges on commercial loans held-for-sale, as well as $10 million of losses on other real estate owned (OREO). Fourth quarter 2012 results included $4 million of net gains on sales of commercial loans held-for-sale and $3 million of fair value charges on commercial loans held-for-sale, as well as $10 million of losses on OREO. First quarter 2012 results included $5 million of net gains on sales of commercial loans held-for-sale, $1 million of fair value charges on commercial loans held-for-sale, and $17 million of losses on OREO.

Net gains on investment securities were $17 million in the first quarter of 2013, compared with investment securities gains of $2 million in the previous quarter and $9 million in the first quarter of 2012.

Noninterest Expense

	For the Three Months Ended					% Change
	March	December	September	June	March
	2013	2012	2012	2012	2012	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$399	$416	$399	$393	$399	(4%)	—
Employee benefits	114	96	79	84	112	18%	2%
Net occupancy expense	79	76	76	74	77	4%	2%
Technology and communications	49	52	49	48	47	(5%)	6%
Equipment expense	28	27	28	27	27	3%	3%
Card and processing expense	31	31	30	30	30	—	5%
Other noninterest expense	278	465	345	281	281	(40%)	(2%)

Total noninterest expense	$978	$1,163	$1,006	$937	$973	(16%)	—

Noninterest expense of $978 million decreased 16 percent from the fourth quarter of 2012 and was flat versus the first quarter of 2012. First quarter 2013 expenses included a $9 million benefit from the sale of affordable housing investments and $9 million in charges to increase litigation reserves. Fourth quarter 2012 expenses included $134 million of debt extinguishment costs associated with the termination of $1 billion of FHLB debt; $26 million of additional expenses associated with the increase in the representation and warranty reserve; and $13 million in charges to increase litigation reserves. First quarter 2012 expenses included a $23 million benefit from an agreement reached on certain outstanding disputes for non-income tax related assessments, $14 million in additions to litigation reserves, $9 million in debt termination charges, and $6 million in severance expense. Excluding these items, noninterest expense of $978 million decreased $12 million, or 1 percent, compared with the fourth quarter of 2012 and increased $11 million, or 1 percent, compared with the first quarter of 2012. The sequential decrease was largely due to lower credit-related costs and compensation-related expenses partially offset by increased employee benefits expense due to seasonally higher FICA and unemployment costs of approximately $27 million.

Credit costs related to problem assets recorded as noninterest expense totaled $24 million in the first quarter of 2013, compared with $68 million in the fourth quarter of 2012 and $34 million in the first quarter of 2012. First quarter credit-related expenses included provisioning for mortgage repurchases of $20 million, compared with $44 million in the fourth quarter and $15 million a year ago. (Realized mortgage repurchase losses were $20 million in the first quarter of 2013, compared with $15 million last quarter and $17 million in the first quarter of 2012.) Fourth quarter 2012 mortgage repurchase provision included $26 million of additional expense to increase the representation and warranty reserve as a result of additional information obtained from Freddie Mac regarding changes to their selection criteria for future mortgage repurchases and file requests. Provision for unfunded commitments was a benefit of $11 million in the current quarter, compared with an expense of $3 million last quarter and a benefit of $2 million a year ago. Derivative valuation adjustments related to customer credit risk were positive $1 million, $2 million, and $4 million for this quarter, last quarter and the year ago quarter, respectively. OREO expense was $4 million this quarter, compared with $5 million last quarter and $5 million a year ago. Other problem asset-related expenses were $12 million in the first quarter, compared with $19 million the previous quarter and $19 million in the same period last year.

Credit Quality

	For the Three Months Ended
	March	December	September	June	March
	2013	2012	2012	2012	2012
Total net losses charged off ($ in millions)
Commercial and industrial loans	($25)	($36)	($29)	($46)	($54)
Commercial mortgage loans	(26)	(17)	(28)	(25)	(30)
Commercial construction loans	(3)	(4)	(4)	—	(18)
Commercial leases	—	1	(1)	(7)	—
Residential mortgage loans	(20)	(23)	(26)	(36)	(37)
Home equity	(30)	(34)	(37)	(39)	(46)
Automobile loans	(4)	(9)	(7)	(7)	(9)
Credit card	(20)	(19)	(18)	(18)	(20)
Other consumer loans and leases	(5)	(6)	(6)	(3)	(6)

Total net losses charged off	(133)	(147)	(156)	(181)	(220)

Total losses	(168)	(177)	(188)	(219)	(253)
Total recoveries	35	30	32	38	33

Total net losses charged off	($133)	($147)	($156)	($181)	($220)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.63%	0.70%	0.75%	0.88%	1.08%
Commercial	0.44%	0.46%	0.53%	0.67%	0.89%
Consumer	0.89%	1.01%	1.04%	1.15%	1.34%

Net charge-offs were $133 million in the first quarter of 2013, or 63 bps of average loans on an annualized basis, the lowest level since the third quarter of 2007. Net charge-offs declined 10 percent compared with fourth quarter 2012 net charge-offs of $147 million, and declined 39 percent versus first quarter 2012 net charge-offs of $220 million.

Commercial net charge-offs were $54 million, or 44 bps, down $2 million compared with $56 million, or 46 bps, in the fourth quarter driven by declines in C&I net charge-offs. Commercial net charge-offs were at the lowest level since the third quarter of 2007. C&I net charge-offs were $25 million, down $11 million from $36 million in the previous quarter. Commercial mortgage net charge-offs totaled $26 million, compared with $17 million in the prior quarter. Commercial construction net charge-offs were $3 million in the first quarter, down $1 million compared with the previous quarter. The homebuilder / developer portfolio now totals $309 million, down from a peak of $3.3 billion in the second quarter of 2008. We recorded $1 million of net charge-offs on these loans in the first quarter of 2013.

Consumer net charge-offs were $79 million, or 89 bps, down $12 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $20 million, down $3 million from the previous quarter. Home equity net charge-offs were $30 million, down from $34 million in the fourth quarter of 2012. Net charge-offs on brokered home equity loans represented 34 percent of first quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.3 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $4 million decreased $5 million compared with the prior quarter. Net charge-offs on consumer credit card loans were $20 million, up $1 million from fourth quarter. Net charge-offs in other consumer loans were $5 million, down $1 million compared with the previous quarter.

	For the Three Months Ended
	March	December	September	June	March
	2013	2012	2012	2012	2012
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,854	$1,925	$2,016	$2,126	$2,255
Total net losses charged off	(133)	(147)	(156)	(181)	(220)
Provision for loan and lease losses	62	76	65	71	91

Allowance for loan and lease losses, ending	1,783	1,854	1,925	2,016	2,126
Reserve for unfunded commitments, beginning	179	176	178	179	181
Provision for unfunded commitments	(11)	3	(2)	(1)	(2)

Reserve for unfunded commitments, ending	168	179	176	178	179
Components of allowance for credit losses:
Allowance for loan and lease losses	1,783	1,854	1,925	2,016	2,126
Reserve for unfunded commitments	168	179	176	178	179

Total allowance for credit losses	$1,951	$2,033	$2,101	$2,194	$2,305
Allowance for loan and lease losses ratio
As a percent of loans and leases	2.08%	2.16%	2.32%	2.45%	2.59%
As a percent of nonperforming loans and leases(a)	187%	180%	167%	150%	157%
As a percent of nonperforming assets(a)	147%	144%	133%	125%	127%

(a)	Excludes nonaccrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $62 million in the first quarter of 2013, down $14 million from the fourth quarter of 2012 and down $29 million from the first quarter of 2012. The allowance for loan and lease losses declined $71 million sequentially reflecting continued improvement in credit trends. This allowance represented 2.08 percent of total loans and leases outstanding as of quarter end, compared with 2.16 percent last quarter, and represented 187 percent of nonperforming loans and leases, 147 percent of nonperforming assets, and 3.3 times first quarter annualized net charge-offs.

	As of
	March	December	September	June	March
	2013	2012	2012	2012	2012
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$229	$234	$309	$377	$358
Commercial mortgage loans	184	215	263	357	347
Commercial construction loans	66	70	76	99	118
Commercial leases	1	1	5	3	8
Residential mortgage loans	110	114	126	135	135
Home equity	28	30	29	30	26
Automobile loans	—	—	—	1	1
Other consumer loans and leases	—	1	—	—	1

Total nonaccrual loans and leases	$618	$665	$808	$1,002	$994
Restructured loans and leases—commercial (nonaccrual) (c)	159	177	153	147	157
Restructured loans and leases—consumer (nonaccrual)	174	187	192	193	201

Total nonperforming loans and leases	$951	$1,029	$1,153	$1,342	$1,352
Repossessed personal property	7	8	10	9	8
Other real estate owned (a)	252	249	283	268	313

Total nonperforming assets (b)	$1,210	$1,286	$1,446	$1,619	$1,673
Nonaccrual loans held for sale	16	25	38	55	110
Restructured loans—commercial (nonaccrual) held for sale	3	4	5	5	7

Total nonperforming assets including loans held for sale	$1,229	$1,315	$1,489	$1,679	$1,790

Restructured Consumer loans and leases (accrual)	$1,683	$1,655	$1,641	$1,634	$1,624
Restructured Commercial loans and leases (accrual) (c)	$441	$431	$442	$455	$481

Total loans and leases 90 days past due	$164	$195	$201	$203	$216
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.11%	1.19%	1.38%	1.62%	1.64%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.41%	1.49%	1.73%	1.96%	2.03%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held for sale.
(c)	Excludes $21.5 million of restructured nonaccrual loans and $7.6 million of restructured accruing loans associated with a consolidated variable interest entity in which the Bancorp has no continuing credit risk.

Total nonperforming assets, including loans held-for-sale, were $1.2 billion, a decline of $86 million, or 7 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $1.2 billion, or 1.41 percent, of total loans, leases and OREO, and decreased $76 million, or 6 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $951 billion or 1.11 percent of total loans, leases and OREO, and decreased $78 million, or 8 percent, from the previous quarter.

Commercial portfolio NPAs were $828 million, or 1.66 percent of commercial loans, leases and OREO, and decreased $55 million, or 6 percent, from the fourth quarter. Commercial portfolio NPLs were $639 million, or 1.28 percent of commercial loans and leases, and decreased $58 million from last quarter driven by declines in commercial mortgage and C&I NPLs. Commercial mortgage portfolio NPAs were $409 million, down $25 million from the previous quarter. C&I portfolio NPAs of $332 million decreased $20 million from the prior quarter. Commercial construction portfolio NPAs were $78 million, a decline of $10 million from the previous quarter. Commercial real estate loans in Michigan and Florida represented 49 percent of commercial real estate NPAs and 36 percent of our total commercial real estate portfolio. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $79 million declined $9 million from the fourth quarter, of which $48 million were commercial mortgage assets, $21 million were commercial construction assets and $10 million were C&I assets. Commercial portfolio NPAs included $159 million of nonaccrual troubled debt restructurings (TDRs), compared with $177 million last quarter.

Consumer portfolio NPAs of $382 million, or 1.06 percent of consumer loans, leases and OREO, decreased $21 million from the fourth quarter. Consumer portfolio NPLs were $312 million, or 0.87 percent of consumer loans and leases and decreased $20 million from last quarter. Of consumer NPAs, $333 million were in residential real estate portfolios. Residential mortgage NPAs were $275 million, $15 million lower than last quarter, with Florida representing 46 percent of residential mortgage NPAs and 14 percent of total residential mortgage loans. Home equity NPAs of $58 million were down $4 million compared with last quarter. Credit card NPAs were up $1 million compared to the previous quarter at $40 million. Consumer nonaccrual TDRs were $174 million in the first quarter of 2013, compared with $187 million in the fourth quarter 2012.

First quarter OREO balances included in portfolio NPA balances described above were $252 million, up $3 million from the fourth quarter, and included $190 million in commercial OREO and $62 million in consumer OREO. Repossessed personal property of $7 million consisted largely of autos.

Loans still accruing over 90 days past due were $164 million, down $31 million, or 16 percent, from the fourth quarter of 2012. Commercial balances 90 days past due of $1 million were down $23 million sequentially. Consumer balances 90 days past due of $163 million were down $8 million from the previous quarter. Loans 30-89 days past due excluding nonaccruals of $306 million decreased $24 million, or 7 percent, from the previous quarter. Commercial balances 30-89 days past due excluding nonaccruals of $37 million were up $20 million sequentially driven by one large credit and consumer balances 30-89 days past due excluding nonaccruals of $269 million decreased $44 million from the fourth quarter, reflecting declines in all categories.

Commercial nonaccrual loans held-for-sale were $19 million, compared with $29 million at the end of the fourth quarter. During the quarter, $10 million of nonaccrual held-for-sale loans were sold; $3 million of nonaccrual commercial loans from the portfolio were transferred to loans held-for-sale, and $3 million of loans from loans held-for-sale were transferred to OREO. Negative valuation adjustments of $1 million were recorded on held-for-sale loans and net gains of $3 million were recorded on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	March	December	September	June	March
	2013	2012	2012	2012	2012
Capital Position
Average shareholders’ equity to average assets	11.38%	11.65%	11.82%	11.58%	11.49%
Tangible equity (a)	9.36%	9.17%	9.45%	9.50%	9.37%
Tangible common equity (excluding unrealized gains/losses) (a)	9.03%	8.83%	9.10%	9.15%	9.02%
Tangible common equity (including unrealized gains/losses) (a)	9.28%	9.10%	9.45%	9.49%	9.37%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.77%	9.57%	9.74%	9.84%	9.71%
Regulatory capital ratios: (c)
Tier I capital	10.83%	10.65%	10.85%	12.31%	12.20%
Total risk-based capital	14.35%	14.42%	14.76%	16.24%	16.07%
Tier I leverage	10.03%	10.05%	10.09%	11.39%	11.31%
Tier I common equity (a)	9.70%	9.51%	9.67%	9.77%	9.64%
Book value per share	15.42	15.10	14.84	14.56	14.30
Tangible book value per share (a)	12.62	12.33	12.12	11.89	11.64

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong, reflecting growth in retained earnings and included the impact of share repurchase activity during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio* increased 19 bps to 9.70 percent. The tangible common equity to tangible assets ratio* was 9.03 percent (excluding unrealized gains/losses) and 9.28 percent (including unrealized gains/losses). The Tier 1 capital ratio increased 18 bps to 10.83 percent. The Total capital ratio decreased 7 bps to 14.35 percent and the Leverage ratio decreased 2 bps to 10.03 percent. The Tier 1 common capital ratio was reduced by 11 bps due to the repurchase of approximately $125 million in common shares announced during the quarter.

Book value per share at March 31, 2013 was $15.42 and tangible book value per share* was $12.62, compared with December 31, 2012 book value per share of $15.10 and tangible book value per share of $12.33.

As previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on January 28, 2013, whereby Fifth Third would purchase approximately $125 million of its outstanding common stock. For the quarter, this transaction reduced Fifth Third’s share count by 7 million shares on the initial transaction date, which had a 5 million share impact on average share count. The settlement of the forward contract occurred on April 5, 2013 and an additional 849,037 shares were repurchased upon completion of the agreement.

U.S. banking regulators recently proposed new capital rules for U.S. banks as well as changes to risk-weightings for assets, which implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third would be subject to the proposed “standardized approach” for risk-weightings of assets and would be subject to

*	Non-GAAP measure; see Reg. G reconciliation on page 33.

the Market Risk Rule for trading assets and liabilities. These proposals were presented for public comment, which regulators are currently studying. We continue to evaluate these proposals and their potential impact. Our current estimate of the pro-forma fully phased in Tier I common equity ratio at March 31, 2013 under the proposed capital rules is approximately 8.9 percent** compared with 9.70 percent* as calculated under the existing Basel I capital framework. The primary drivers of the change from the existing Basel I capital framework to the Basel III proposal are an increase in Tier I common equity of approximately 36 bps (primarily from the inclusion of AOCI) which would be more than offset by the impact of increases in risk-weighted assets (primarily from 1-4 family senior and junior lien residential mortgages and commitments with an original maturity of one year or less). The pro forma Tier I common equity ratio exceeds the proposed minimum Tier I common equity ratio of 7 percent comprised of a minimum of 4.5 percent plus a capital conservation buffer of 2.5 percent. The pro forma Tier I common equity ratio does not include the effect of any mitigating actions the Bancorp may undertake to offset the impact of any final capital rules. As noted, the proposed rules remain subject to public comment, interpretation, and change.

Under the Dodd-Frank Act financial reform legislation, TruPS were to be phased out of Tier 1 capital over three years beginning in 2013. The new regulations proposed by U.S. banking regulators also propose to cease Tier 1 capital treatment for outstanding TruPS, with a similar phasing period. Fifth Third’s Tier 1 and Total capital levels at March 31, 2013 included $810 million of TruPS, or 74 bps of risk weighted assets. Based on regulatory developments, we will continue to evaluate the role of these types of securities in our capital structure and included the potential redemption of $750 million in TruPS in our 2013 CCAR plan (see below). To the extent these types of securities remain outstanding during and after the phase-in period they would be expected to continue to be included in Total capital, subject to final rule-making for U.S. capital standards. We expect to manage our capital structure over time – including the components represented by common equity and non-common equity – to adapt to and reflect the effect of legislation, changes in U.S. bank capital regulations that reflect international capital rules developments, regulatory expectations, and our goals for capital levels and capital composition as appropriate given any changes in rules.

Fifth Third is subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 9, 2012. Under this rule, we are required to submit our annual capital plan to the Federal Reserve, for its objection or non-objection. The plan includes those capital actions Fifth Third intends to pursue or contemplate during the period covered by the FRB’s response, which is the second quarter of 2013 through the first quarter of 2014.

On March 14, 2013, Fifth Third announced that the FRB did not object to Fifth Third’s 2013 CCAR capital plan, which included the potential increase in the quarterly common stock dividend to $0.12, to be considered by the Board at its scheduled quarterly meeting in June; the potential repurchase of up to $750 million in TruPS, subject to the determination of a regulatory capital event, and replacement with the issuance of a similar amount of Tier 2-qualifying subordinated debt; the potential exercise by Fifth Third of its option to convert the $398 million in outstanding Depositary Shares representing Series G 8.5 percent convertible preferred stock into approximately 35.5 million common shares issued to the holders.1 (Note that these securities are currently accounted for under the “if-converted” method for inclusion in common shares for earnings per share reporting purposes.) If this conversion were to occur, the capital plan incorporated the intention to repurchase an amount of common shares similar to the amount issued in the conversion up to $550 million in market value, and issue $550 million in a new class of preferred securities; the potential repurchase of common

*	Non-GAAP measure; see Reg. G reconciliation on page 33.
[1]

The earliest business day that any such conversion could occur is July 1, 2013, and is subject to Fifth Third giving 20 days prior notice of the conversion date. Fifth Third has the option to mandate conversion if the closing price of Fifth Third’s common stock is at or above the applicable conversion price of $15.05 for 20 of the 30 consecutive trading days immediately preceding the date Fifth Third gives notice of conversion.

shares in an amount up to $984 million, including up to $550 million related to the potential issuance of shares issued in a Series G preferred stock conversion; and the potential issuance of an additional $500 million in a new class of preferred securities to increase the non-common portion of Tier 1 capital as defined under Basel III proposed rules.2 In addition, the capital plan incorporated the intention that we would make incremental repurchases of common shares in the amount of any after-tax gains from the sale of Vantiv, Inc. (“Vantiv”) stock. These common share repurchase plans were intended to limit the further accumulation of excess common equity capital during the CCAR period. These plans were more fully described in our March 14, 2013 announcement of the FRB’s response to our capital plan. Any such actions would be based on environmental and market conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time.

Tax Rate

The effective tax rate was 30.4 percent this quarter compared with 26.8 percent in the fourth quarter. The first quarter 2013 tax rate was seasonally high due to the expiration of employee stock options. The fourth quarter 2012 tax rate was lower than normal due to the benefit of approximately $10 million related to the termination of certain leases.

Other

Fifth Third Bank owns 70.2 million units representing a 33 percent interest in Vantiv Holding, LLC. Based upon Vantiv’s closing price of $23.74 on March 28, 2013, our interest in Vantiv was valued at approximately $1.7 billion. Next month in our 10-Q, we will update our disclosure of the carrying value of our interest in Vantiv stock which was $563 million as of December 31, 2012. The difference between the market value and our book value is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $211 million.

Fifth Third is the general partner in a partnership, which is consolidated for reporting purposes but for which Fifth Third has immaterial economic risk, with risk being borne primarily by the limited partners. During the quarter, Fifth Third recorded $2 million in charge-offs and $8 million in additional provision expense related to this partnership. The effect of these impacts is fully offset in net income attributable to noncontrolling interests recorded below Fifth Third’s net income line.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:30 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately

[2]

Any common share repurchases would be conducted under Board authorization and may be executed through open market purchases or one or more private negotiated transactions, including Rule 10b5-1 programs.

two hours after the conference call until Thursday, May 2 by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 24633234#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2013, the Company had $121 billion in assets and operated 18 affiliates with 1,320 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,426 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 33% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2013, had $318 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of or the results of operations of Vantiv, LLC from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for March 31, 2013

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change
	March 2013	December 2012	March 2012	Seq	Yr/Yr
Income Statement Data
Net interest income (a)	$893	$903	$903	(1%)	(1%)
Noninterest income	743	880	769	(16%)	(3%)
Total revenue (a)	1,636	1,783	1,672	(8%)	(2%)
Provision for loan and lease losses	62	76	91	(18%)	(31%)
Noninterest expense	978	1,163	973	(16%)	—
Net income attributable to Bancorp	422	399	430	6%	(2%)
Net income available to common shareholders	413	390	421	6%	(2%)

Common Share Data
Earnings per share, basic	$0.47	$0.44	$0.46	7%	2%
Earnings per share, diluted	0.46	0.43	0.45	7%	2%
Cash dividends per common share	0.11	0.10	0.08	10%	38%
Book value per share	15.42	15.10	14.30	2%	8%
Market price per share	16.31	15.20	14.04	7%	16%
Common shares outstanding (in thousands)	874,645	882,152	920,056	(1%)	(5%)
Average common shares outstanding (in thousands):
Basic	870,923	884,676	915,226	(2%)	(5%)
Diluted	913,163	925,585	957,416	(1%)	(5%)
Market capitalization	$14,265	$13,409	$12,918	6%	10%

Financial Ratios
Return on assets	1.41%	1.33%	1.49%	6%	(5%)
Return on average common equity	12.5%	11.5%	13.1%	9%	(4%)
Return on average tangible common equity (b)	15.4%	14.1%	16.2%	9%	(5%)
Noninterest income as a percent of total revenue	45%	49%	46%	(8%)	(1%)
Average equity as a percent of average assets	11.38%	11.65%	11.49%	(2%)	(1%)
Tangible common equity (c) (d)	9.03%	8.83%	9.02%	2%	—
Net interest margin (a)	3.42%	3.49%	3.61%	(2%)	(5%)
Efficiency (a)	59.8%	65.2%	58.3%	(8%)	3%
Effective tax rate	30.4%	26.8%	28.6%	14%	6%

Credit Quality
Net losses charged off	$133	$147	$220	(10%)	(39%)
Net losses charged off as a percent of average loans and leases	0.63%	0.70%	1.08%	(10%)	(42%)
Allowance for loan and lease losses as a percent of loans and leases	2.08%	2.16%	2.59%	(4%)	(20%)
Allowance for credit losses as a percent of loans and leases	2.28%	2.37%	2.81%	(4%)	(19%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	1.41%	1.49%	2.03%	(6%)	(31%)

Average Balances
Loans and leases, including held for sale	$88,880	$86,180	$83,757	3%	6%
Total securities and other short-term investments	16,846	16,765	16,735	—	1%
Total assets	121,117	118,943	116,325	2%	4%
Transaction deposits (f)	80,938	80,195	77,135	1%	5%
Core deposits (g)	84,920	84,289	81,686	1%	4%
Wholesale funding (h)	17,683	16,354	16,596	8%	7%
Bancorp shareholders’ equity	13,779	13,855	13,366	(1%)	3%

Regulatory Capital Ratios(i)
Tier I capital	10.83%	10.65%	12.20%	2%	(11%)
Total risk-based capital	14.35%	14.42%	16.07%	—	(11%)
Tier I leverage	10.03%	10.05%	11.31%	—	(11%)
Tier I common equity (d)	9.70%	9.51%	9.64%	2%	1%

Operations
Banking centers	1,320	1,325	1,315	—	—
ATMs	2,426	2,415	2,404	—	1%
Full-time equivalent employees	20,744	20,798	21,206	—	(2%)

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	March 2013	December 2012	September 2012	June 2012	March 2012

Income Statement Data
Net interest income (a)	$893	$903	$907	$899	$903
Noninterest income	743	880	671	678	769
Total revenue (a)	1,636	1,783	1,578	1,577	1,672
Provision for loan and lease losses	62	76	65	71	91
Noninterest expense	978	1,163	1,006	937	973
Net income attributable to Bancorp	422	399	363	385	430
Net income available to common shareholders	413	390	354	376	421

Common Share Data
Earnings per share, basic	$0.47	$0.44	$0.39	$0.41	$0.46
Earnings per share, diluted	0.46	0.43	0.38	0.40	0.45
Cash dividends per common share	0.11	0.10	0.10	0.08	0.08
Book value per share	15.42	15.10	14.84	14.56	14.30
Market price per share	16.31	15.20	15.51	13.40	14.04
Common shares outstanding (in thousands)	874,645	882,152	897,467	918,913	920,056
Average common shares outstanding (in thousands):
Basic	870,923	884,676	904,475	913,541	915,226
Diluted	913,163	925,585	944,821	954,622	957,416
Market capitalization	$14,265	$13,409	$13,920	$12,313	$12,918

Financial Ratios
Return on assets	1.41%	1.33%	1.23%	1.32%	1.49%
Return on average common equity	12.5%	11.5%	10.4%	11.4%	13.1%
Return on average tangible common equity (b)	15.4%	14.1%	12.8%	14.1%	16.2%
Noninterest income as a percent of total revenue	45%	49%	43%	43%	46%
Average equity as a percent of average assets	11.38%	11.65%	11.82%	11.58%	11.49%
Tangible common equity (c) (d)	9.03%	8.83%	9.10%	9.15%	9.02%
Net interest margin (a)	3.42%	3.49%	3.56%	3.56%	3.61%
Efficiency (a)	59.8%	65.2%	63.7%	59.4%	58.3%
Effective tax rate	30.4%	26.8%	27.7%	31.8%	28.6%

Credit Quality
Net losses charged off	$133	$147	$156	$181	$220
Net losses charged off as a percent of average loans and leases	0.63%	0.70%	0.75%	0.88%	1.08%
Allowance for loan and lease losses as a percent of loans and leases	2.08%	2.16%	2.32%	2.45%	2.59%
Allowance for credit losses as a percent of loans and leases	2.28%	2.37%	2.53%	2.66%	2.81%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned(e)	1.41%	1.49%	1.73%	1.96%	2.03%

Average Balances
Loans and leases, including held for sale	$88,880	$86,180	$84,829	$84,508	$83,757
Total securities and other short-term investments	16,846	16,765	16,588	17,168	16,735
Total assets	121,117	118,943	117,521	117,654	116,325
Transaction deposits (f)	80,938	80,195	77,498	77,621	77,135
Core deposits (g)	84,920	84,289	81,722	81,980	81,686
Wholesale funding (h)	17,683	16,354	17,431	17,533	16,596
Bancorp shareholders’ equity	13,779	13,855	13,887	13,628	13,366

Regulatory Capital Ratios(i)
Tier I capital	10.83%	10.65%	10.85%	12.31%	12.20%
Total risk-based capital	14.35%	14.42%	14.76%	16.24%	16.07%
Tier I leverage	10.03%	10.05%	10.09%	11.39%	11.31%
Tier I common equity (d)	9.70%	9.51%	9.67%	9.77%	9.64%

Operations
Banking centers	1,320	1,325	1,320	1,322	1,315
ATMs	2,426	2,415	2,404	2,409	2,404
Full-time equivalent employees	20,744	20,798	20,789	20,888	21,206

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change
	March 2013	December 2012	March 2012	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$882	$891	$898	(1%)	(2%)
Interest on securities	112	124	141	(9%)	(20%)
Interest on other short-term investments	1	1	1	(6%)	16%

Total interest income	995	1,016	1,040	(2%)	(4%)

Interest Expense
Interest on deposits	50	51	58	(1%)	(14%)
Interest on short-term borrowings	3	3	1	(4%)	NM
Interest on long-term debt	54	63	83	(14%)	(34%)

Total interest expense	107	117	142	(8%)	(25%)

Net Interest Income	888	899	898	(1%)	(1%)
Provision for loan and lease losses	62	76	91	(18%)	(31%)

Net interest income after provision for loan and lease losses	826	823	807	—	2%

Noninterest Income
Service charges on deposits	131	134	129	(3%)	1%
Corporate banking revenue	99	114	97	(13%)	2%
Mortgage banking net revenue	220	258	204	(15%)	7%
Investment advisory revenue	100	93	96	8%	4%
Card and processing revenue	65	66	59	(1%)	11%
Other noninterest income	109	215	175	(48%)	(37%)
Securities gains, net	17	2	9	NM	92%
Securities gains (losses), net—non-qualifying hedges on mortgage servicing rights	2	(2)	—	NM	NM

Total noninterest income	743	880	769	(16%)	(3%)

Noninterest Expense
Salaries, wages and incentives	399	416	399	(4%)	—
Employee benefits	114	96	112	18%	2%
Net occupancy expense	79	76	77	4%	2%
Technology and communications	49	52	47	(5%)	6%
Equipment expense	28	27	27	3%	3%
Card and processing expense	31	31	30	—	5%
Other noninterest expense	278	465	281	(40%)	(2%)

Total noninterest expense	978	1,163	973	(16%)	—

Income before income taxes	591	540	603	9%	(2%)
Applicable income taxes	179	144	173	24%	4%

Net Income	412	396	430	4%	(4%)
Less: Net income attributable to noncontrolling interests	(10)	(3)	—	NM	NM

Net income attributable to Bancorp	422	399	430	6%	(2%)
Dividends on preferred stock	9	9	9	—	—

Net income available to common shareholders	$413	$390	$421	6%	(2%)

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	March 2013	December 2012	September 2012	June 2012	March 2012
Interest Income
Interest and fees on loans and leases	$882	$891	$893	$891	$898
Interest on securities	112	124	129	135	141
Interest on other short-term investments	1	1	1	1	1

Total interest income	995	1,016	1,023	1,027	1,040
Taxable equivalent adjustment	5	4	4	4	5

Total interest income (taxable equivalent)	1,000	1,020	1,027	1,031	1,045

Interest Expense
Interest on deposits	50	51	52	55	58
Interest on short-term borrowings	3	3	3	2	1
Interest on long-term debt	54	63	65	75	83

Total interest expense	107	117	120	132	142

Net Interest Income (taxable equivalent)	893	903	907	899	903
Provision for loan and lease losses	62	76	65	71	91

Net interest income (taxable equivalent) after provision for loan and lease losses	831	827	842	828	812

Noninterest Income
Service charges on deposits	131	134	128	130	129
Corporate banking revenue	99	114	101	102	97
Mortgage banking net revenue	220	258	200	183	204
Investment advisory revenue	100	93	92	93	96
Card and processing revenue	65	66	65	64	59
Other noninterest income	109	215	78	103	175
Securities gains, net	17	2	2	3	9
Securities gains, net—non-qualifying hedges on mortgage servicing rights	2	(2)	5	—	—

Total noninterest income	743	880	671	678	769

Noninterest Expense
Salaries, wages and incentives	399	416	399	393	399
Employee benefits	114	96	79	84	112
Net occupancy expense	79	76	76	74	77
Technology and communications	49	52	49	48	47
Equipment expense	28	27	28	27	27
Card and processing expense	31	31	30	30	30
Other noninterest expense	278	465	345	281	281

Total noninterest expense	978	1,163	1,006	937	973

Income before income taxes (taxable equivalent)	596	544	507	569	608
Taxable equivalent adjustment	5	4	4	4	5

Income before income taxes	591	540	503	565	603
Applicable income taxes	179	144	139	180	173

Net Income	412	396	364	385	430
Less: Net Income attributable to noncontrolling interests	(10)	(3)	1	—	—

Net income attributable to Bancorp	422	399	363	385	430
Dividends on preferred stock	9	9	9	9	9

Net income available to common shareholders	$413	$390	$354	$376	$421

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	March 2013	December 2012	March 2012	Seq	Yr/Yr
Assets
Cash and due from banks	$2,186	$2,441	$2,235	(10%)	(2%)
Available-for-sale and other securities (a)	15,263	15,207	16,093	—	(5%)
Held-to-maturity securities (b)	283	284	321	—	(12%)
Trading securities	218	207	195	5%	12%
Other short-term investments	2,286	2,421	1,628	(6%)	40%
Loans held for sale	2,691	2,939	1,584	(8%)	70%
Portfolio loans and leases:
Commercial and industrial loans	36,757	36,038	32,155	2%	14%
Commercial mortgage loans	8,766	9,103	9,909	(4%)	(12%)
Commercial construction loans	694	698	901	—	(23%)
Commercial leases	3,568	3,549	3,512	1%	2%
Residential mortgage loans	12,091	12,017	11,094	1%	9%
Home equity	9,727	10,018	10,493	(3%)	(7%)
Automobile loans	11,741	11,972	11,832	(2%)	(1%)
Credit card	2,043	2,097	1,896	(3%)	8%
Other consumer loans and leases	289	290	321	(1%)	(10%)

Portfolio loans and leases	85,676	85,782	82,113	—	4%
Allowance for loan and lease losses	(1,783)	(1,854)	(2,126)	(4%)	(16%)

Portfolio loans and leases, net	83,893	83,928	79,987	—	5%
Bank premises and equipment	2,540	2,542	2,485	—	2%
Operating lease equipment	598	581	495	3%	21%
Goodwill	2,416	2,416	2,417	—	—
Intangible assets	25	27	36	(5%)	(30%)
Servicing rights	772	697	767	11%	1%
Other assets	8,211	8,204	8,504	—	(3%)

Total assets	$121,382	$121,894	$116,747	—	4%

Liabilities
Deposits:
Demand	$30,027	$30,023	$26,385	—	14%
Interest checking	23,175	24,477	23,971	(5%)	(3%)
Savings	19,339	19,879	22,245	(3%)	(13%)
Money market	8,613	6,875	4,275	25%	NM
Foreign office	1,089	885	1,251	23%	(13%)
Other time	3,909	4,015	4,446	(3%)	(12%)
Certificates—$100,000 and over	5,472	3,284	3,162	67%	73%
Other	—	79	56	(100%)	(100%)

Total deposits	91,624	89,517	85,791	2%	7%
Federal funds purchased	386	901	319	(57%)	21%
Other short-term borrowings	2,439	6,280	2,877	(61%)	(15%)
Accrued taxes, interest and expenses	1,599	1,708	1,436	(6%)	11%
Other liabilities	3,094	2,639	3,066	17%	1%
Long-term debt	8,320	7,085	9,648	17%	(14%)

Total liabilities	107,462	108,130	103,137	(1%)	4%
Equity
Common stock (c)	2,051	2,051	2,051	—	—
Preferred stock	398	398	398	—	—
Capital surplus	2,782	2,758	2,803	1%	(1%)
Retained earnings	9,084	8,768	7,902	4%	15%
Accumulated other comprehensive income	333	375	468	(11%)	(29%)
Treasury stock	(766)	(634)	(62)	21%	NM

Total Bancorp shareholders’ equity	13,882	13,716	13,560	1%	2%
Noncontrolling interests	38	48	50	(21%)	(24%)

Total Equity	13,920	13,764	13,610	1%	2%

Total liabilities and equity	$121,382	$121,894	$116,747	—	4%

(a) Amortized cost	$14,652	$14,571	$15,341	1%	(4%)
(b) Market values	283	284	321	—	(12%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	874,645	882,152	920,056	(1%)	(5%)
Treasury	49,248	41,741	3,836	18%	NM

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	March 2013	December 2012	September 2012	June 2012	March 2012
Assets
Cash and due from banks	$2,186	$2,441	$2,490	$2,393	$2,235
Available-for-sale and other securities (a)	15,263	15,207	15,402	15,552	16,093
Held-to-maturity securities (b)	283	284	287	305	321
Trading securities	218	207	205	200	195
Other short-term investments	2,286	2,421	1,286	1,964	1,628
Loans held for sale	2,691	2,939	1,802	1,863	1,584
Portfolio loans and leases:
Commercial and industrial loans	36,757	36,038	33,344	32,612	32,155
Commercial mortgage loans	8,766	9,103	9,348	9,662	9,909
Commercial construction loans	694	698	672	822	901
Commercial leases	3,568	3,549	3,549	3,467	3,512
Residential mortgage loans	12,091	12,017	11,708	11,429	11,094
Home equity	9,727	10,018	10,238	10,377	10,493
Automobile loans	11,741	11,972	11,912	11,739	11,832
Credit card	2,043	2,097	1,994	1,943	1,896
Other consumer loans and leases	289	290	294	308	321

Portfolio loans and leases	85,676	85,782	83,059	82,359	82,113
Allowance for loan and lease losses	(1,783)	(1,854)	(1,925)	(2,016)	(2,126)

Portfolio loans and leases, net	83,893	83,928	81,134	80,343	79,987
Bank premises and equipment	2,540	2,542	2,520	2,506	2,485
Operating lease equipment	598	581	542	511	495
Goodwill	2,416	2,416	2,417	2,417	2,417
Intangible assets	25	27	30	33	36
Servicing rights	772	697	679	736	767
Other assets	8,211	8,204	8,689	8,720	8,504

Total assets	$121,382	$121,894	$117,483	$117,543	$116,747

Liabilities
Deposits:
Demand	$30,027	$30,023	$27,606	$26,251	$26,385
Interest checking	23,175	24,477	22,891	23,197	23,971
Savings	19,339	19,879	20,624	22,011	22,245
Money market	8,613	6,875	5,285	4,223	4,275
Foreign office	1,089	885	1,059	1,265	1,251
Other time	3,909	4,015	4,167	4,261	4,446
Certificates—$100,000 and over	5,472	3,284	2,978	3,065	3,162
Other	—	79	78	—	56

Total deposits	91,624	89,517	84,688	84,273	85,791
Federal funds purchased	386	901	686	641	319
Other short-term borrowings	2,439	6,280	5,503	4,613	2,877
Accrued taxes, interest and expenses	1,599	1,708	1,588	1,491	1,436
Other liabilities	3,094	2,639	3,122	3,016	3,066
Long-term debt	8,320	7,085	8,127	9,685	9,648

Total liabilities	107,462	108,130	103,714	103,719	103,137
Equity
Common stock (c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	398	398	398	398	398
Capital surplus	2,782	2,758	2,733	2,752	2,803
Retained earnings	9,084	8,768	8,466	8,201	7,902
Accumulated other comprehensive income	333	375	468	454	468
Treasury stock	(766)	(634)	(398)	(83)	(62)

Total Bancorp shareholders’ equity	13,882	13,716	13,718	13,773	13,560
Noncontrolling interests	38	48	51	51	50

Total Equity	13,920	13,764	13,769	13,824	13,610

Total liabilities and equity	$121,382	$121,894	$117,483	$117,543	$116,747

(a) Amortized cost	$14,652	$14,571	$14,641	$14,818	$15,341
(b) Market values	283	284	287	305	321
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	874,645	882,152	897,467	918,913	920,056
Treasury	49,248	41,741	26,425	4,979	3,836

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended
	March 2013	March 2012
Total equity, beginning	$13,764	$13,251
Net income attributable to Bancorp	422	430
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(31)	2
Qualifying cash flow hedges	(13)	(7)
Change in accumulated other comprehensive income related to employee benefit plans	2	3

Comprehensive income	380	428
Cash dividends declared:
Common stock	(96)	(74)
Preferred stock	(9)	(9)
Stock-based awards exercised, including treasury shares issued	—	2
Stock-based compensation expense	17	12
Shares acquired for treasury	(125)	—
Noncontrolling interest	(10)	—
Other	(1)	—

Total equity, ending	$13,920	$13,610

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	March 2013	December 2012	March 2012	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$36,423	$34,311	$31,421	6%	16%
Commercial mortgage loans	8,978	9,209	10,077	(2%)	(10%)
Commercial construction loans	700	697	1,008	1%	(30%)
Commercial leases	3,557	3,509	3,543	1%	—
Residential mortgage loans	14,866	14,028	12,928	6%	15%
Home equity	9,872	10,129	10,606	(3%)	(7%)
Automobile loans	12,096	11,944	11,882	—	1%
Credit card	2,069	2,029	1,926	2%	7%
Other consumer loans and leases	319	324	366	(4%)	(15%)
Taxable securities	15,224	15,187	15,313	—	(1%)
Tax exempt securities	51	57	59	(10%)	(13%)
Other short-term investments	1,571	1,521	1,363	3%	15%

Total interest-earning assets	105,726	102,945	100,492	3%	5%
Cash and due from banks	2,225	2,442	2,345	(9%)	(5%)
Other assets	15,016	15,468	15,734	(3%)	(5%)
Allowance for loan and lease losses	(1,850)	(1,912)	(2,246)	(3%)	(18%)

Total assets	$121,117	$118,943	$116,325	2%	4%

Liabilities
Interest-bearing liabilities:
Interest checking	$23,763	$23,556	$22,308	1%	7%
Savings	19,576	20,216	21,944	(3%)	(11%)
Money market	7,932	6,026	4,543	32%	75%
Foreign office	1,102	1,174	2,277	(6%)	(52%)
Other time	3,982	4,094	4,551	(3%)	(13%)
Certificates—$100,000 and over	4,017	3,084	3,178	30%	26%
Other	40	32	19	25%	NM
Federal funds purchased	691	794	370	(13%)	87%
Other short-term borrowings	5,429	4,553	3,261	19%	66%
Long-term debt	7,506	7,891	9,768	(5%)	(23%)

Total interest-bearing liabilities	74,038	71,420	72,219	4%	3%
Demand deposits	28,565	29,223	26,063	(2%)	10%
Other liabilities	4,687	4,394	4,627	7%	1%

Total liabilities	107,290	105,037	102,909	2%	4%
Equity	13,827	13,906	13,416	(1%)	3%

Total liabilities and equity	$121,117	$118,943	$116,325	2%	4%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.90%	4.01%	4.20%
Commercial mortgage loans	3.63%	3.69%	3.95%
Commercial construction loans	3.21%	3.01%	3.04%
Commercial leases	3.38%	3.42%	3.79%
Residential mortgage loans	3.98%	3.94%	4.17%
Home equity	3.74%	3.72%	3.85%
Automobile loans	3.29%	3.46%	3.99%
Credit card	9.67%	9.96%	9.43%
Other consumer loans and leases	46.77%	50.06%	40.13%

Total loans and leases	4.04%	4.13%	4.34%
Taxable securities	2.98%	3.23%	3.68%
Tax exempt securities	5.44%	2.91%	5.60%
Other short-term investments	0.26%	0.28%	0.26%

Total interest-earning assets	3.84%	3.94%	4.18%
Interest-bearing liabilities:
Interest checking	0.23%	0.22%	0.22%
Savings	0.13%	0.14%	0.21%
Money market	0.24%	0.23%	0.22%
Foreign office	0.26%	0.27%	0.26%
Other time	1.50%	1.54%	1.62%
Certificates—$100,000 and over	1.09%	1.39%	1.55%
Other	0.13%	0.14%	0.08%
Federal funds purchased	0.14%	0.16%	0.10%
Other short-term borrowings	0.18%	0.21%	0.12%
Long-term debt	2.94%	3.19%	3.41%

Total interest-bearing liabilities	0.59%	0.65%	0.79%
Ratios:
Net interest margin (taxable equivalent)	3.42%	3.49%	3.61%
Net interest rate spread (taxable equivalent)	3.25%	3.29%	3.39%
Interest-bearing liabilities to interest-earning assets	70.03%	69.38%	71.87%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	March 2013	December 2012	September 2012	June 2012	March 2012
Assets
Interest-earning assets:
Commercial and industrial loans	$36,423	$34,311	$33,124	$32,770	$31,421
Commercial mortgage loans	8,978	9,209	9,592	9,873	10,077
Commercial construction loans	700	697	751	886	1,008
Commercial leases	3,557	3,509	3,483	3,471	3,543
Residential mortgage loans	14,866	14,028	13,458	13,059	12,928
Home equity	9,872	10,129	10,312	10,430	10,606
Automobile loans	12,096	11,944	11,812	11,755	11,882
Credit card	2,069	2,029	1,971	1,915	1,926
Other consumer loans and leases	319	324	326	349	366
Taxable securities	15,224	15,187	15,005	15,548	15,313
Tax exempt securities	51	57	48	62	59
Other short-term investments	1,571	1,521	1,535	1,558	1,363

Total interest-earning assets	105,726	102,945	101,417	101,676	100,492
Cash and due from banks	2,225	2,442	2,368	2,264	2,345
Other assets	15,016	15,468	15,749	15,835	15,734
Allowance for loan and lease losses	(1,850)	(1,912)	(2,013)	(2,121)	(2,246)

Total assets	$121,117	$118,943	$117,521	$117,654	$116,325

Liabilities
Interest-bearing liabilities:
Interest checking	$23,763	$23,556	$22,967	$23,548	$22,308
Savings	19,576	20,216	21,283	22,143	21,944
Money market	7,932	6,026	4,776	4,258	4,543
Foreign office	1,102	1,174	1,345	1,321	2,277
Other time	3,982	4,094	4,224	4,359	4,551
Certificates—$100,000 and over	4,017	3,084	3,016	3,130	3,178
Other	40	32	32	23	19
Federal funds purchased	691	794	664	408	370
Other short-term borrowings	5,429	4,553	4,856	4,303	3,261
Long-term debt	7,506	7,891	8,863	9,669	9,768

Total interest-bearing liabilities	74,038	71,420	72,026	73,162	72,219
Demand deposits	28,565	29,223	27,127	26,351	26,063
Other liabilities	4,687	4,394	4,430	4,462	4,627

Total liabilities	107,290	105,037	103,583	103,975	102,909
Equity	13,827	13,906	13,938	13,679	13,416

Total liabilities and equity	$121,117	$118,943	$117,521	$117,654	$116,325

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.90%	4.01%	4.08%	4.13%	4.20%
Commercial mortgage loans	3.63%	3.69%	3.76%	3.81%	3.95%
Commercial construction loans	3.21%	3.01%	2.83%	3.05%	3.04%
Commercial leases	3.38%	3.42%	3.62%	3.68%	3.79%
Residential mortgage loans	3.98%	3.94%	4.03%	4.12%	4.17%
Home equity	3.74%	3.72%	3.78%	3.80%	3.85%
Automobile loans	3.29%	3.46%	3.61%	3.76%	3.99%
Credit card	9.67%	9.96%	9.82%	9.92%	9.43%
Other consumer loans and leases	46.77%	50.06%	49.00%	42.87%	40.13%

Total loans and leases	4.04%	4.13%	4.21%	4.26%	4.34%
Taxable securities	2.98%	3.23%	3.41%	3.48%	3.68%
Tax exempt securities	5.44%	2.91%	3.29%	5.02%	5.60%
Other short-term investments	0.26%	0.28%	0.25%	0.24%	0.26%

Total interest-earning assets	3.84%	3.94%	4.03%	4.08%	4.18%
Interest-bearing liabilities:
Interest checking	0.23%	0.22%	0.21%	0.22%	0.22%
Savings	0.13%	0.14%	0.15%	0.19%	0.21%
Money market	0.24%	0.23%	0.22%	0.22%	0.22%
Foreign office	0.26%	0.27%	0.29%	0.27%	0.26%
Other time	1.50%	1.54%	1.59%	1.60%	1.62%
Certificates—$100,000 and over	1.09%	1.39%	1.49%	1.50%	1.55%
Other	0.13%	0.14%	0.13%	0.13%	0.08%
Federal funds purchased	0.14%	0.16%	0.13%	0.15%	0.10%
Other short-term borrowings	0.18%	0.21%	0.19%	0.17%	0.12%
Long-term debt	2.94%	3.19%	2.97%	3.11%	3.41%

Total interest-bearing liabilities	0.59%	0.65%	0.67%	0.73%	0.79%
Ratios:
Net interest margin (taxable equivalent)	3.42%	3.49%	3.56%	3.56%	3.61%
Net interest rate spread (taxable equivalent)	3.25%	3.29%	3.36%	3.35%	3.39%
Interest-bearing liabilities to interest-earning assets	70.03%	69.38%	71.02%	71.96%	71.87%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	March 2013	December 2012	September 2012	June 2012	March 2012
Average Loans and Leases
Commercial:
Commercial and industrial loans	$36,395	$34,301	$33,111	$32,734	$31,371
Commercial mortgage loans	8,965	9,193	9,567	9,810	10,007
Commercial construction loans	695	686	742	873	992
Commercial leases	3,556	3,509	3,481	3,469	3,543

Subtotal—commercial	49,611	47,689	46,901	46,886	45,913
Consumer:
Residential mortgage loans	12,096	11,846	11,578	11,274	10,828
Home equity	9,872	10,129	10,312	10,430	10,606
Automobile loans	11,961	11,944	11,812	11,755	11,882
Credit card	2,069	2,029	1,971	1,915	1,926
Other consumer loans and leases	294	306	314	326	345

Subtotal—consumer	36,292	36,254	35,987	35,700	35,587

Total average loans and leases (excluding held for sale)	$85,903	$83,943	$82,888	$82,586	$81,500

Average loans held for sale	2,977	2,237	1,941	1,922	2,257

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$36,757	$36,038	$33,344	$32,612	$32,155
Commercial mortgage loans	8,766	9,103	9,348	9,662	9,909
Commercial construction loans	694	698	672	822	901
Commercial leases	3,568	3,549	3,549	3,467	3,512

Subtotal—commercial	49,785	49,388	46,913	46,563	46,477
Consumer:
Residential mortgage loans	12,091	12,017	11,708	11,429	11,094
Home equity	9,727	10,018	10,238	10,377	10,493
Automobile loans	11,741	11,972	11,912	11,739	11,832
Credit card	2,043	2,097	1,994	1,943	1,896
Other consumer loans and leases	289	290	294	308	321

Subtotal—consumer	35,891	36,394	36,146	35,796	35,636

Total portfolio loans and leases	$85,676	$85,782	$83,059	$82,359	$82,113

Core business activity	2,672	2,910	1,758	1,803	1,467
Portfolio management activity	19	29	44	60	117

Total loans held for sale	2,691	2,939	1,802	1,863	1,584

Operating lease equipment	598	581	542	511	495

Loans and Leases Serviced for Others: (a)
Commercial and industrial loans	757	721	783	682	585
Commercial mortgage loans	334	325	324	319	319
Commercial construction loans	28	29	39	41	41
Commercial leases	184	179	180	184	171
Residential mortgage loans	64,768	62,465	62,428	61,631	60,384
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	66,071	63,719	63,754	62,857	61,500

Total loans and leases serviced	$155,036	$153,021	$149,157	$147,590	$145,692

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	March 2013	December 2012	September 2012	June 2012	March 2012
Tier I capital:
Bancorp shareholders’ equity	13,882	13,716	13,718	13,773	13,560
Goodwill and certain other intangibles	(2,504)	(2,499)	(2,504)	(2,512)	(2,518)
Unrealized (gains) losses	(333)	(375)	(468)	(454)	(468)
Qualifying trust preferred securities	810	810	810	2,248	2,248
Other	23	33	38	38	38

Total tier I capital	11,878	11,685	11,594	13,093	12,860

Total risk-based capital:
Tier I capital	11,878	11,685	11,594	13,093	12,860
Qualifying allowance for credit losses	1,379	1,381	1,347	1,342	1,331
Qualifying subordinated notes	2,474	2,750	2,836	2,846	2,745

Total risk-based capital	15,731	15,816	15,777	17,281	16,936

Risk-weighted assets (b)	109,626	109,699	106,858	106,398	105,412

Ratios:
Average shareholders’ equity to average assets	11.38%	11.65%	11.82%	11.58%	11.49%

Regulatory capital:

Fifth Third Bancorp
Tier I risk-based capital	10.83%	10.65%	10.85%	12.31%	12.20%
Total risk-based capital	14.35%	14.42%	14.76%	16.24%	16.07%
Tier I leverage	10.03%	10.05%	10.09%	11.39%	11.31%
Tier I common equity	9.70%	9.51%	9.67%	9.77%	9.64%
Fifth Third Bank
Tier I risk-based capital	11.47%	11.27%	12.29%	12.72%	12.40%
Total risk-based capital	12.84%	12.74%	13.76%	14.19%	13.88%
Tier I leverage	10.63%	10.65%	11.44%	11.75%	11.51%
Tier I common equity	11.47%	11.28%	12.29%	12.72%	12.40%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	March 2013	December 2012	September 2012	June 2012	March 2012
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$36,395	$34,301	$33,111	$32,734	$31,371
Commercial mortgage loans	8,965	9,193	9,567	9,810	10,007
Commercial construction loans	695	686	742	873	992
Commercial leases	3,556	3,509	3,481	3,469	3,543
Residential mortgage loans	12,096	11,846	11,578	11,274	10,828
Home equity	9,872	10,129	10,312	10,430	10,606
Automobile loans	11,961	11,944	11,812	11,755	11,882
Credit card	2,069	2,029	1,971	1,915	1,926
Other consumer loans and leases	294	306	314	326	345

Total average loans and leases (excluding held for sale)	$85,903	$83,943	$82,888	$82,586	$81,500

Losses charged off:
Commercial and industrial loans	($35)	($43)	($39)	($53)	($60)
Commercial mortgage loans	(29)	(23)	(32)	(28)	(37)
Commercial construction loans	(4)	(4)	(4)	(6)	(20)
Commercial leases	—	—	(1)	(8)	—
Residential mortgage loans	(22)	(25)	(28)	(38)	(38)
Home equity	(34)	(38)	(41)	(43)	(50)
Automobile loans	(12)	(14)	(13)	(13)	(16)
Credit card	(23)	(22)	(21)	(24)	(24)
Other consumer loans and leases	(9)	(8)	(9)	(6)	(8)

Total losses	(168)	(177)	(188)	(219)	(253)

Recoveries of losses previously charged off:
Commercial and industrial loans	10	7	10	7	6
Commercial mortgage loans	3	6	4	3	7
Commercial construction loans	1	—	—	6	2
Commercial leases	—	1	—	1	—
Residential mortgage loans	2	2	2	2	1
Home equity	4	4	4	4	4
Automobile loans	8	5	6	6	7
Credit card	3	3	3	6	4
Other consumer loans and leases	4	2	3	3	2

Total recoveries	35	30	32	38	33

Net losses charged off:
Commercial and industrial loans	(25)	(36)	(29)	(46)	(54)
Commercial mortgage loans	(26)	(17)	(28)	(25)	(30)
Commercial construction loans	(3)	(4)	(4)	—	(18)
Commercial leases	—	1	(1)	(7)	—
Residential mortgage loans	(20)	(23)	(26)	(36)	(37)
Home equity	(30)	(34)	(37)	(39)	(46)
Automobile loans	(4)	(9)	(7)	(7)	(9)
Credit card	(20)	(19)	(18)	(18)	(20)
Other consumer loans and leases	(5)	(6)	(6)	(3)	(6)

Total net losses charged off	($133)	($147)	($156)	($181)	($220)

Net charge-off ratios:
Commercial and industrial loans	0.28%	0.42%	0.36%	0.57%	0.69%
Commercial mortgage loans	1.18%	0.70%	1.15%	1.04%	1.18%
Commercial construction loans	1.44%	1.91%	2.29%	(0.12%)	7.30%
Commercial leases	0.03%	(0.08%)	0.11%	0.87%	0.01%
Residential mortgage loans	0.69%	0.77%	0.90%	1.28%	1.39%
Home equity	1.23%	1.36%	1.43%	1.50%	1.76%
Automobile loans	0.16%	0.27%	0.22%	0.21%	0.33%
Credit card	3.82%	3.71%	3.49%	3.78%	4.18%
Other consumer loans and leases	6.61%	9.83%	9.11%	3.95%	5.51%

Total net charge-off ratio	0.63%	0.70%	0.75%	0.88%	1.08%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

		For the Three Months Ended
	March 2013	December 2012	September 2012	June 2012	March 2012
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,854	$1,925	$2,016	$2,126	$2,255
Total net losses charged off	(133)	(147)	(156)	(181)	(220)
Provision for loan and lease losses	62	76	65	71	91

Allowance for loan and lease losses, ending	$1,783	$1,854	$1,925	$2,016	$2,126
Reserve for unfunded commitments, beginning	$179	$176	$178	$179	$181
Provision for unfunded commitments	(11)	3	(2)	(1)	(2)

Reserve for unfunded commitments, ending	$168	$179	$176	$178	$179

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,783	$1,854	$1,925	$2,016	$2,126
Reserve for unfunded commitments	168	179	176	178	179

Total allowance for credit losses	$1,951	$2,033	$2,101	$2,194	$2,305

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$229	$234	$309	$377	$358
Commercial mortgage loans	184	215	263	357	347
Commercial construction loans	66	70	76	99	118
Commercial leases	1	1	5	3	8
Residential mortgage loans	110	114	126	135	135
Home equity	28	30	29	30	26
Automobile loans	—	—	—	1	1
Other consumer loans and leases	—	1	—	—	1

Total nonaccrual portfolio loans and leases	618	665	808	1,002	994
Restructured loans and leases—commercial (nonaccrual)	159	177	153	147	157
Restructured loans and leases—consumer (nonaccrual)	174	187	192	193	201

Total nonperforming portfolio loans and leases	951	1,029	1,153	1,342	1,352
Repossessed property	7	8	10	9	8
Other real estate owned	252	249	283	268	313

Total nonperforming assets (a)	1,210	1,286	1,446	1,619	1,673
Nonaccrual loans held for sale	16	25	38	55	110
Restructured loans—commercial (nonaccrual) held for sale	3	4	5	5	7

Total nonperforming assets including loans held for sale	$1,229	$1,315	$1,489	$1,679	$1,790

Restructured portfolio consumer loans and leases (accrual)	$1,683	$1,655	$1,641	$1,634	$1,624
Restructured portfolio commercial loans and leases (accrual)	$441	$431	$442	$455	$481

Ninety days past due loans and leases:
Commercial and industrial loans	$1	$1	$1	$2	$2
Commercial mortgage loans	—	22	22	22	30
Commercial construction loans	—	1	—	—	—
Commercial leases	—	—	—	—	—

Total commercial loans and leases	1	24	23	24	32

Residential mortgage loans	74	75	76	80	73
Home equity	53	58	65	67	74
Automobile loans	7	8	9	8	8
Credit card	29	30	28	24	29
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	163	171	178	179	184

Total ninety days past due loans and leases	$164	$195	$201	$203	$216

Ratios
Net losses charged off as a percent of average loans and leases	0.63%	0.70%	0.75%	0.88%	1.08%
Allowance for loan and lease losses:
As a percent of loans and leases	2.08%	2.16%	2.32%	2.45%	2.59%
As a percent of nonperforming loans and leases (a)	187%	180%	167%	150%	157%
As a percent of nonperforming assets (a)	147%	144%	133%	125%	127%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets , including other real estate owned (a)	1.11%	1.19%	1.38%	1.62%	1.64%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.41%	1.49%	1.73%	1.96%	2.03%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.39%	1.48%	1.75%	1.99%	2.13%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	March 2013	December 2012	September 2012	June 2012	March 2012
Income before income taxes (U.S. GAAP)	$591	$540	$503	$565	$603
Add: Provision expense (U.S. GAAP)	62	76	65	71	91

Pre-provision net revenue	653	616	568	636	694

Net income available to common shareholders (U.S. GAAP)	413	390	354	376	421
Add: Intangible amortization, net of tax	1	2	2	2	3

Tangible net income available to common shareholders	414	392	356	378	424
Tangible net income available to common shareholders (annualized) (a)	1,679	1,559	1,416	1,520	1,705

Average Bancorp shareholders’ equity (U.S. GAAP)	13,779	13,855	13,887	13,628	13,366
Less: Average preferred stock	398	398	398	398	398
Average goodwill	2,416	2,417	2,417	2,417	2,417
Average intangible assets	26	28	31	34	38

Average tangible common equity (b)	10,939	11,012	11,041	10,779	10,513

Total Bancorp shareholders’ equity (U.S. GAAP)	13,882	13,716	13,718	13,773	13,560
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Goodwill	(2,416)	(2,416)	(2,417)	(2,417)	(2,417)
Intangible assets	(25)	(27)	(30)	(33)	(36)

Tangible common equity, including unrealized gains / losses (c)	11,043	10,875	10,873	10,925	10,709
Less: Accumulated other comprehensive income	(333)	(375)	(468)	(454)	(468)

Tangible common equity, excluding unrealized gains / losses (d)	10,710	10,500	10,405	10,471	10,241
Add: Preferred stock	398	398	398	398	398

Tangible equity (e)	11,108	10,898	10,803	10,869	10,639

Total assets (U.S. GAAP)	121,382	121,894	117,483	117,543	116,747
Less: Goodwill	(2,416)	(2,416)	(2,417)	(2,417)	(2,417)
Intangible assets	(25)	(27)	(30)	(33)	(36)

Tangible assets, including unrealized gains / losses (f)	118,941	119,451	115,036	115,093	114,294
Less: Accumulated other comprehensive income / loss, before tax	(512)	(577)	(720)	(698)	(720)

Tangible assets, excluding unrealized gains / losses (g)	118,429	118,874	114,316	114,395	113,574

Total Bancorp shareholders’ equity (U.S. GAAP)	13,882	13,716	13,718	13,773	13,560
Goodwill and certain other intangibles	(2,504)	(2,499)	(2,504)	(2,512)	(2,518)
Unrealized gains	(333)	(375)	(468)	(454)	(468)
Qualifying trust preferred securities	810	810	810	2,248	2,248
Other	23	33	38	38	38

Tier I capital	11,878	11,685	11,594	13,093	12,860

Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Qualifying trust preferred securities	(810)	(810)	(810)	(2,248)	(2,248)
Qualifying noncontrolling interests in consolidated subsidiaries	(38)	(48)	(51)	(51)	(50)

Tier I common equity (h)	10,632	10,429	10,335	10,396	10,164

Common shares outstanding (i)	875	882	897	919	920

Risk-weighted assets, determined in accordance withprescribed regulatory requirements (j)	109,626	109,699	106,858	106,398	105,412

Ratios:
Return on average tangible common equity (a) / (b)	15.4%	14.1%	12.8%	14.1%	16.2%
Tangible equity (e) / (g)	9.36%	9.17%	9.45%	9.50%	9.37%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	9.03%	8.83%	9.10%	9.15%	9.02%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.28%	9.10%	9.45%	9.49%	9.37%
Tangible common equity as a percent of risk-weighted assets
(excluding unrealized gains/losses) (d) / (j)	9.77%	9.57%	9.74%	9.84%	9.71%
Tangible book value per share (c) / (i)	$12.62	$12.33	$12.12	$11.89	$11.64
Tier I common equity (h) / (j)	9.70%	9.51%	9.67%	9.77%	9.64%
Basel III-Estimated Tier I common equity ratio

	March 2013	December 2012	September 2012	June 2012
Tier I common equity (Basel I)	10,632	10,429	10,335	10,396
Add: Adjustment related to AOCI for AFS securities	397	429	506	551

Estimated Tier I common equity under Basel III rules (k)	11,029	10,858	10,841	10,947
Estimated risk-weighted assets under Basel III rules (l)	123,720	123,725	120,308	119,428

Estimated Tier I common equity ratio under Basel III rules	8.91%	8.78%	9.01%	9.17%

(k)	Tier I common equity under Basel III includes the unrealized gains and losses for AFS securities. Other adjustments include mortgage servicing rights and deferred tax assets subject to threshold limitations and deferred tax liabilities related to intangible assets.
(l)	Key differences under Basel III in the calculation of risk-weighted assets compared to Basel I include: (1) Risk weighting for commitments under 1 year; (2) Higher risk weighting for exposures to residential mortgage, home equity, past due loans, foreign banks and certain commercial real estate; (3) Higher risk weighting for mortgage servicing rights and deferred tax assets that are under certain thresholds as a percent of Tier I capital; (4) Incremental capital requirements for stress VaR; and (5) Derivatives are differentiated between exchange clearing and over-the-counter and the 50% risk-weight cap is removed.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended March 31, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$365	$347	$85	$36	$60	$893
Provision for loan and lease losses	(43)	(58)	(29)	(1)	69	(62)

Net interest income after provision for loan and lease losses	322	289	56	35	129	831
Total noninterest income	184	205	229	108	17	743
Total noninterest expense	(277)	(423)	(177)	(115)	14	(978)

Net income before taxes	229	71	108	28	160	596
Applicable income taxes (a)	(44)	(26)	(38)	(10)	(66)	(184)

Net income	185	45	70	18	94	412
Net income attributable to noncontrolling interest	—	—	—	—	(10)	(10)

Net income attributable to Bancorp	185	45	70	18	104	422
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$185	$45	$70	$18	$95	$413

For the three months ended December 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$386	$341	$80	$31	$65	$903
Provision for loan and lease losses	(42)	(68)	(36)	(1)	71	(76)

Net interest income after provision for loan and lease losses	344	273	44	30	136	827
Total noninterest income	201	214	263	94	108	880
Total noninterest expense	(277)	(393)	(174)	(105)	(214)	(1,163)

Net income before taxes	268	94	133	19	30	544
Applicable income taxes(a)	(59)	(33)	(47)	(6)	(3)	(148)

Net income	209	61	86	13	27	396
Net income attributable to noncontrolling interest	—	—	—	—	(3)	(3)

Net income attributable to Bancorp	209	61	86	13	30	399
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$209	$61	$86	$13	$21	$390

For the three months ended September 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$358	$344	$77	$30	$98	$907
Provision for loan and lease losses	(45)	(71)	(38)	(3)	92	(65)

Net interest income after provision for loan and lease losses	313	273	39	27	190	842
Total noninterest income	183	203	212	107	(34)	671
Total noninterest expense	(271)	(405)	(167)	(109)	(54)	(1,006)

Net income before taxes	225	71	84	25	102	507
Applicable income taxes (a)	(43)	(25)	(30)	(9)	(36)	(143)

Net income	182	46	54	16	66	364
Net income attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	182	46	54	16	65	363
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$182	$46	$54	$16	$56	$354

For the three months ended June 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$352	$342	$77	$29	$99	$899
Provision for loan and lease losses	(61)	(69)	(49)	(2)	110	(71)

Net interest income after provision for loan and lease losses	291	273	28	27	209	828
Total noninterest income	177	205	189	98	9	678
Total noninterest expense	(269)	(401)	(166)	(112)	11	(937)

Net income before taxes	199	77	51	13	229	569
Applicable income taxes (a)	(36)	(27)	(18)	(5)	(98)	(184)

Net income	163	50	33	8	131	385
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$163	$50	$33	$8	$122	$376

For the three months ended March 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$353	$335	$80	$27	$108	$903
Provision for loan and lease losses	(76)	(86)	(54)	(3)	128	(91)

Net interest income after provision for loan and lease losses	277	249	26	24	236	812
Total noninterest income	177	190	211	97	94	769
Total noninterest expense	(288)	(394)	(162)	(110)	(19)	(973)

Net income before taxes	166	45	75	11	311	608
Applicable income taxes (a)	(24)	(16)	(27)	(4)	(107)	(178)

Net income	142	29	48	7	204	430
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$142	$29	$48	$7	$195	$421

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended March 31, 2013, $4 million for the three months ended December 31, 2012, $4 million for the three months ended September 30, 2012, $4 million for the three months ended June 30, 2012, and $5 million for the three months ended March 31, 2012.